Exhibit 3.9

                              CONSULTING AGREEMENT



             THIS AGREEMENT made as of the 29th day of January 1999



B E T W E E N:

                               275311 ONTARIO INC.
               a corporation subsisting under the laws of Ontario

                         (hereinafter called the "SFCo")

                                                              OF THE FIRST PART;



                                     - and -



                           MICROMEM TECHNOLOGIES INC.
                    (formerly, Avanticorp International Inc.)
              a corporation incorporated under the laws of Ontario

                     (hereinafter called the 'Corporation")


                                                             OF THE SECOND PART;


        NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by both of the parties hereto), it is agreed by and between the parties hereto as follows:

1.      Retainer of SFCo
        ----------------

        Subject to the terms and conditions of this agreement, the Corporation hereby retains SFCo, and SFCo hereby agrees, to: (i) provide to the Corporation the services further described in section 2 hereof; and (ii) arrange for Sam Fuda to serve as a director of the Corporation; all during the period commencing January 1, 1999 through to December 31, 1999.

2.      Duties

        SFCo shall report to the Board of Directors (the "Board") of the Corporation and shall perform such duties as may from time to time be determined by or as may be assigned to it by the Board within the scope of the following duties:


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

     i. assisting and advising the corporation's board of directors and senior management in negotiations with prospective purchasers, manufacturers and licensees of the Corporation's MAGRAM TM technology;

     ii. overseeing the Corporation's compliance with corporate and securities regulations in Canada and those of any trading system or stock exchange upon which the Corporation's shares may become listed;

     iii. retaining and instructing the Corporation's professional advisors including the corporation's legal counsel and auditors;

     iv. providing advice to the Corporation's board of directors and senior management with respect to structuring of the Corporation's equity funding by private placement and/or public offering and providing introductory services to the financial and investment community in Toronto; and

     v. managing a corporate office of the Corporation to be situated in Toronto.

3.      Service

        During the term of this agreement, SFCo shall faithfully serve the Corporation and shall use its best efforts to promote the interests of the Corporation and shall devote such portion of Sam Fuda's working time to the business and affairs of the Corporation as SFCo shall deem necessary to carry out the responsibilities of SFCo and Sam Fuda as required under this agreement.

4.      Termination of Agreement

     (a) This agreement, unless it is extended by mutual written agreement between the parties, shall terminate on December 31, 1999 provided that this agreement may be earlier terminated by the Corporation, without notice, for cause. This agreement shall also terminate upon the death or disability of Sam Fuda. Sam Fuda shall be deemed to be disabled in the event that he should be unable to perform his functions hereunder by reason of physical incapacity, mental disease or affliction for any two weeks in any twelve month period.

     (b) The Corporation may terminate this contract without notice or without cause at any time by paying SFCo the full present value of the fees otherwise payable hereunder during the balance of the term of this agreement.

5.      Results of Termination

        Upon the occurrence of any of the events described in paragraph 4, this agreement and the retainer of SFCo hereunder shall be wholly terminated, with the exception of paragraphs 8 through 13 inclusive and the clauses specifically contemplated to continue in full force and effect beyond termination of this agreement. Upon any such termination, neither SFCo no Sam Fuda shall have any claim against the Corporation for damages or otherwise arising out of or in respect of this agreement except for payments required to be made hereunder.


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6.      Remuneration

        As remuneration for the services to be rendered by SFCo to the Corporation hereunder, the Corporation shall pay SFCo a fee which shall be payable on the last day of every quarter during the term of this agreement, at the option of the Corporation either:

     i. through the issuance to SFCo of a number of fully paid and non-assessable common shares of the Corporation (the "Incentive Shares") equal to 0.3125% of the simple average of the number of common shares of the Corporation that were outstanding on the last day of each of the three months of the quarter in respect of which the Incentive Shares are issued (the "Average Outstanding"); or

     ii. through payment by certified cheque or bank draft for an amount equal to 0.3125% of the Average Outstanding multiplied by the simple average of the close price of the common shares of the Corporation on the stock exchange or trading market where the common shares of the Corporation are traded from time to time on each day of the quarter in respect of which the said payment from time to time on each day of the quarter in respect of which the said payment is made; provided that if on any trading day the common shares of the Corporation have not traded on such stock exchange or trading market, then the simple average of the closing bid and ask prices shall be used in lieu of the close price in respect of that day.

The parties hereto acknowledge and agree that the issuance of any Incentive Shares shall be conditional upon the Corporation receiving requisite approval of the shareholders of the Corporation pursuant to Ontario Securities Commission Rule 45-503 provided that in the event that the Corporation is unable or unwilling to issue the Incentive Shares in respect of a quarter due to requisite shareholder approval not having been obtained prior to the end of the said quarter then the Corporation shall pay to SFCo the cash fee provided for in sub-section 6(ii) above.

7.      Extension of Contract

        If the Corporation wishes to extend this contract past December 31, 1999, the Board shall notify SFCo accordingly by October 31, 1999, whereupon, if SFCo desires to extend this contract, the parties shall negotiate the terms of the extension of this contract.

8.      Confidential Information

        SFCo acknowledges that in the course of SFCo carrying out, performing and fulfilling its responsibilities to the Corporation it will have access to and will be entrusted with detailed confidential information including without limitation financial information, shareholder lists, of all kinds, agreements, correspondence and documentation to, from , and regarding financiers and prospective financiers, auditors, legal counsel and professional advisors, joint venture partners and prospective joint venture partners, of the Corporation and its subsidiaries, brokers, vendors or properties of any kind, and patents and trade secrets, marketing and business plans and price lists concerning the business of the Corporation and the present and contemplated products, techniques and other services evolved or used by the Corporation (the "Confidential Information") and that any disclosure of the Confidential Information to the competitors of the Corporation or the general public would be highly detrimental to the best interests of these parties. SFCo acknowledges and agrees that the right to maintain the confidentiality of the Confidential Information and the right to preserve the goodwill of the Corporation constitute proprietary


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

rights which the Corporation is entitled to protect. Accordingly, SFCo covenants and agrees with the Corporation that, save with the consent of the Corporation it will not, during the term of this retainer by the Corporation or for a period of ten years after the termination of this agreement, disclose any of the Confidential Information to any person outside of the Corporation nor shall it use the same for any purpose other than for the purposes of the Corporation provided that SFCo shall not be liable for disclosure of the Confidential Information upon the occurrence of one or more of the following events:

     i. the Confidential Information becoming generally known to the public other than through a breach of this agreement;

     ii. the Confidential Information being lawfully obtained by SFCo from a third party or parties without breach of this agreement by SFCo, as shown by documentation sufficient to establish the third party as a source of the Confidential information; and

     iii. SFCo being required to make disclosure of the Confidential Information by operation of law.

SFCo shall deliver to the Corporation, upon termination of its retainer hereunder, or upon request, all documents, financial statements and information, memoranda, notes, reports, records, reports, manuals, price lists, correspondence, shareholder lists, customer lists, order forms, drawings and other documents (and all copies thereof, whether in hard copy or in machine readable form) relating to the business of the Corporation and all assets and properties of the Corporation referenced therein, which it may then possess or have under its control. SFCo agrees that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Corporation are hereby waived by SFCo.

9.      Non-Solicitation

        SFCo agrees that following the execution of this agreement with the Corporation, it will not, directly or indirectly, during the term of this agreement, any extension of the term of this agreement and at any time during the period of three (3) years from the date of termination without the prior written consent of the Corporation solicit or attempt to solicit away from the Corporation any existing or prospective shareholders, investors, suppliers, employees, customers, clients, investors, joint venture partners or vendors of properties of any kind, or acquisition or merger candidates of the Corporation.

10.     Validity of Covenants

        If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and the covenants and provisions herein are hereby declared to be separate and distinct. SFCo hereby agrees that all restrictions in this agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Corporation are hereby waived by SFCo.

11.     Injunctive Relief

        SFCo further agrees that the remedy at law for any breach by SFCo of the confidentiality, non-competition or non-solicitation provisions of this agreement will be inadequate and that the Corporation, on any application to a court, shall be entitled to temporary and permanent injunctive relief against Sam Fuda and SFCo without the necessity of proving actual damage to the Corporation. SFCo agrees that


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the breach of the confidentiality,  non-competition or non-solicitation  clauses contained herein will result in irreparable damage to the Corporation which will not be compensable by law through an award of damages.

12.     Indemnity

        The Corporation agrees to indemnify and hold SFCo, Sam Fuda and each and every of the directors and officers of SFCo (hereinafter, the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against SFCo to which SFCo and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common-law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly, or indirectly upon SFCo fulfilling its obligations to the Corporation pursuant to this agreement, provided that: (a) SFCo and/or the Personnel have acted honestly and in good faith with a view to the best interests of the Corporation and they have not aced negligently; and (b) in the case of a criminal or a administrative action or proceeding that is enforced by a monetary penalty, SFCo and/or the Personnel had reasonable grounds for believing that its/his/their conduct was lawful.

13.     Notice

        Any notice in writing required to or permitted to be given to SFCo hereunder shall be sufficiently given if delivered to SFCo, respectively, personally or mailed by registered mail, postage prepaid, addressed to SFCo as follows:

                               275311 Ontario Inc.
                           150 York Street, Suite 1206
                                Toronto, Ontario
                                    M511-3S5

        Any notice in writing required or permitted to be given to the Corporation hereunder may be given in the same fashion to the Corporation, as follows:

                           MicroMem Technologies Inc.
                          3205 Richard's Lane, Suite B
                              Sante Fe, New Mexico
                                      87505

                                     and to

                           MicroMem Technologies Inc.
                           150 York Street, Suite 1206
                                Toronto, Ontario
                                     M5H-3S5

        Any such notice which is mailed shall be deemed to have been received by SFCo or the Corporation, as the case may be, on the seventh day following the date of mailing. Any such notice which is delivered personally or by courier shall be deemed to have been received by SFCo or the


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Corporation, as the case may be, on the same day that it is actually received at the premises of the addressee as described above. Any address for the giving of notices hereunder mayo be changed by notice in writing.

14.     Governing Law

        The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

15.     Successors and assigns

        The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the successors and permitted assigns of the Corporation and SFCo, respectively, provided that the obligations any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16.     Entire Agreement; Amendment; Headings

        This agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this agreement are solely for convenience and are not to be used in construing or interpreting this agreement.

17.     Independent Advice

        SFCo hereby acknowledges that it has been given the opportunity to obtain and it has obtained independent legal advice concerning the advisability of entering into this agreement prior to executing this agreement.

18.     Arbitration

     (a) Should there be a breach of any covenant, representation and warranty contained in this agreement at any time after the date of execution of this agreement by a party hereto (the "Party in Breach"), then the other party (the "Notifying Party") shall send written notice of such breach (the "Notice") to the Party in Breach at the address set forth below. The Party in Breach shall be entitled to 30 days from the date of the Notice to rectify or cure the breach which is the subject of the Notice. In the event that the breach has not been rectified or cured within 30 days of the date of the Notice, then any continuing dispute shall be referred for arbitration to a single arbitrator to be appointed by the parties.

     (b) Any party may refer any such matter to arbitration by written notice to the other ("Arbitration Notice") and, within ten days after receipt of the Arbitration Notice, the parties will agree on the appointment of an arbitrator, who shall be capable of commencing arbitration within 21 days of this appointment. No person will be appointed as an arbitrator unless such person agrees in writing to act.

     (c) If the parties cannot agree on a single arbitrator as provided in clause (b), or if the person appointed is unwilling or unable to act, any party may request the court to appoint a single arbitrator in accordance with the Arbitranous Act of the Province of Ontario.


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        IN WITNESS  WHEREOF  this  agreement  has been  executed  by the parties hereto on the 29th day of January, 1999.

SIGNED, SEALED AND DELIVERED

                                   275311 ONTARIO INC.



                                   Per:/s/ Sam Fuda
                                       ---------------------------
                                   Name:
                                   Title:

                                   MICROMEM TECHNOLOGIES INC.


                                   Per:/s/ Stephen B. Fleming
                                       ---------------------------
                                   Name:  Stephen B. Fleming
                                   Title: President


                                   Per:/s/ Ross McGroarty
                                       ---------------------------
                                   Name:  Ross McGroarty
                                   Title: Executive V.P.


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